Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form S-8 (File No. 333-62137), Form S-8 (File No. 333-161124), Form S-8 (File No. 333-161122), Form S-8 (File No. 333-89568), Form S-8 (File No. 333-81451), and Form S-8 (File No. 333-46250) of our report dated March 1, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which in the Annual Report on Form 10-K for the year ended December 31, 2009 of XL Capital Ltd.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 1, 2010